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                                                                     EXHIBIT 99

                                                  [WILLIAMS COMMUNICATIONS LOGO]

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02/05/01                                                          COMMUNICATIONS
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                      WILLIAMS COMMUNICATIONS RECORDS $287
                  MILLION IN REVENUE FOR FOURTH QUARTER 2000,
                    EXCEEDS MARKET EXPECTATIONS FOR REVENUE
                                   AND EBITDA

TULSA -- Williams Communications Group, Inc. (NYSE:WCG) today announced fourth-quarter unaudited revenues from continuing operations of $287.0 million, an increase of $77.7 million or 37 percent over the third quarter and $127.8 million higher than the fourth quarter of 1999. Consolidated annual revenues totaled $839.1 million, with network services revenue contributing $705 million.

Consolidated earnings from continuing operations before interest, taxes, depreciation and amortization and other adjustments (EBITDA) grew in the fourth quarter to $64.3 million including $98.6 million of investment gains. These results compare favorably to the third quarter EBITDA loss of $9.3 million that included $50.7 million of investment gains. Excluding the investment gains, operational EBITDA was a loss of $34.3 million compared to a corresponding loss in the third quarter of $60.0 million.

Williams Communications announced on Jan. 29 a strategic decision to concentrate on its broadband network businesses by selling its interest in Williams Communications Solutions (Solutions). Consolidated and segment results for Williams Communications were restated to reflect Solutions' results as discontinued operations. Williams Communications is expected to close an agreement with Platinum Equity to sell Solutions operations in the United States and Mexico by the end of the first quarter. Canadian operations are expected to be sold in a separate transaction later in 2001. The company expects to realize at least $350 million and could realize up to $450 million in cash from the entire Solutions segment over time, excluding disposition costs. The loss from the discontinued Solutions operations was reported at $1.16 per share.

Fourth quarter results from continuing operations were a loss of $55.7 million or 13 cents per share, including a $148 million tax benefit relating to a change in the estimated tax expense for the year and transactions that occurred in the fourth quarter.

"Williams Communications is delivering as promised the most efficient, innovative, scalable network services in North America - a full year ahead of schedule. This continued strong execution positioned us to exceed Wall Street's fourth quarter expectations for both revenue and EBITDA," said Howard E. Janzen, president and chief executive officer.

"Now that our broadband network is in place," Janzen said, "we are sharpening our focus on delivering superior service, expanding access facilities to our customers whose businesses are built on bandwidth, and maintaining our unparalleled technology leadership."

Fourth Quarter Operational Highlights

Network Completed Full Year Ahead of Schedule

Williams Communications completed its 33,000-mile next-generation network connecting 125 cities at the end of 2000-within three years of the launch date of Jan. 5, 1998, and a year earlier than scheduled. Including fiber links to cable landings on the east and west coasts and the regional Ameritech network acquired from SBC Communications during 2000, Williams now owns nearly 39,000 route miles of fiber-optic network. Lit capacity grew almost tenfold during the year. At the edges are more than 1.8 million square feet of colocation and data center space, with a total

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of 2 million square feet planned by the end of 2001. This success-based local access strategy announced at midyear targets expansion of facilities in 50 high-demand markets and is substantially complete in 14 cities.

To meet exponential demand for Internet-based services, Williams Communications in 2000 began operating a nationwide OC-48 Internet Protocol (IP) network. Customers with higher bandwidth requirements gain cost-effective, high-speed, dedicated Internet access using Williams' new Packet over SONET technology. Williams Communications customers may also connect to its IP network using ATM, frame relay and private line services for their varying transit needs.

Curtain Rises on Digital Broadband for Film Industry, New Internet Applications In the fourth quarter, Williams Communications advanced its media market leadership in digital broadband when it debuted the first end-to-end, hybrid fiber-satellite delivery of a major motion picture, carrying Miramax Films' "Bounce" over the Williams network to an AMC theater in New York.

Building upon its Vyvx services that introduced digital fiber-optic transmission of live video to the broadcast industry 11 years ago, Williams Communications' latest initiatives include a network hosting and navigation system for business-to-business media applications such as webcasting, media asset management, ad hosting and news hosting, gathering and production. These new broadband media services will create significant value for content owners and users by expanding their ability to move, navigate and manage rich media faster and more reliably than ever.

Financial Highlights by Segment for the Fourth Quarter

Fourth quarter results for the Network segment continued to exceed analysts' expectations, reflecting execution in all phases of the business plan. Network revenue totaled $250.9 million, with 87 percent derived from recurring products and services. This was a $72.7 million increase compared to the third quarter, primarily due to recurring network services revenue that rose $46.5 million or 27 percent from the previous quarter. Dark fiber sales increased $25.9 million due to timing of project closings.

Network EBITDA for the fourth quarter was $77.3 million compared to a loss of $4.7 million in the third quarter. Excluding investment gains and dark fiber activity, Network EBITDA improved $19.4 million, reflecting strong growth in revenue and continued emphasis on cost management.

The Broadband Media segment reported fourth-quarter revenue of $46.1 million, a $6.1 million increase over the prior quarter, resulting from the seasonality of the business and increased election coverage. The unit reported an EBITDA loss of $3.5 million, due to costs incurred with the development of digital broadband media capabilities.

The Strategic Investments segment reported an EBITDA loss of $9.4 million in the fourth quarter compared to a $1.4 million EBITDA loss in the previous quarter due to an investment write-off.

Capital expenditures for the quarter were $822 million, largely related to the network completion. Included in this amount is $51 million of capitalized interest.

Network Guidance

Williams Communications continues to remain confident in its ability to meet or exceed 2001 analysts' estimates for total network revenues that range between $1.3 billion and $1.4 billion. This reflects a 100 percent year-over-year growth in recurring network revenue, approximately $50 million of dark fiber revenue and significant growth in PowerTel revenue. Consistent with these revenue forecasts, the company expects to be EBITDA-positive on an operational basis by the end of 2001. More detailed guidance for 2001 will be provided at the company's annual investor and analyst conference Feb. 12-13.

Significant Accomplishments During 2000

Customers Built on Bandwidth Choose Williams Communications

In 2000, Williams Communications continued to be the network outsourcing alternative of choice, signing about $3 billion in new contracts for average terms of nearly 7 years - almost tripling its customer base to 225 companies built on bandwidth.

Among the major customers announced during the year were KDDI America, Intel(R) Internet Media Services and Time Warner Telecom. Janzen cited Williams' success in both attracting new customers and meeting growing

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demand from established customers as proof of its broadband-enablement strategy and leadership in delivery of data, voice, Internet and media services.

World-Class Technology Leadership

The first network to deploy optical mesh technology and next-generation access equipment, Williams Communications continues to drive innovation in an increasingly competitive industry to maintain its leadership position as the most cost-efficient service provider. In the fourth quarter, a field trial of ultra-long-haul optical switches developed by Corvis Corporation was successfully concluded and deployment is planned in 2001.

Service Delivery Demonstrated by SBC Rollout

While bringing significant traffic on-net during 2000, Williams Communications demonstrated its operational excellence with the successful midyear launch of SBC Communications' long-distance service in Texas to 1.4 million of its Southwestern Bell customers by year-end 2000. In January 2001, the FCC approved applications for Oklahoma and Kansas; SBC plans to launch long-distance service to business and consumers in those states in early March. By year-end 2001, it hopes to gain approval to enter four more in-region states: California, Nevada, Missouri and Arkansas. Total long-distance potential for SBC's new in-region markets is estimated at $48 billion.

"Meeting SBC's exacting expectations for service delivery underscores our excellence as an operator as well as a builder of highly scalable, cost-effective networks," Janzen said. "Quality customers such as SBC provide the economies of scale that drive down our operating costs, along with our aggressive deployment of efficient technologies. We look forward to supporting SBC's national expansion plans with a full range of network products and services for voice, wireless and data."

Local to Global Expansion Continued

Extending its local-to-global connectivity, Williams Communications in 2000 began carrying traffic on the China-United States undersea cable system and transporting data to the U.S. west coast for top Asian service providers, including KDDI America, the largest Internet provider in Japan. PowerTel, a publicly-held, next-generation network in Australia in which Williams Communications is the largest shareholder, completed the first phase of its network connecting Sydney, Brisbane and Melbourne.

Webcast and Conference Call Replay Scheduled

On Feb. 5 at 10 a.m. EST, President and CEO Howard Janzen will host a conference call for investors and financial analysts to discuss fourth quarter results. The call will be webcast live at http://www.williamscommunications.com/. A telephone replay will be available approximately one hour after the conclusion of the call, or shortly after noon EST, through Tuesday, Feb. 13. The replay call-in number will be (800) 625-5288 or (303) 804-1855 for international calls. The passcode is 885863.

About Williams Communications Group, Inc. (NYSE:WCG)

Williams Communications, through its subsidiaries, is North America's only exclusively carrier-focused fiber-optic network. Based in Tulsa, Okla., Williams Communications reported revenues of $839 million in 2000. Its broadband network facilities are located primarily in the United States, with global connectivity in Australia, Asia, Europe and South America. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at http://www.williams.com/ and http://www.williamscommunications.com/.

All trademarks are the property of their respective owners. Statements made in this press release regarding the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements and are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include: the successful completion of the sale of the Solutions business and collection of the proceeds from the sale and on the assets retained; completion of systems within currently estimated time frames and budgets; deployment of sophisticated technologies on a local-to-global basis; expansion and enhancement of its network in response to customer demands and industry changes; realization of revenues from products and services in the early stages of development or operation; management of the Company's growth; ability to raise funds for operations;competition and pricing pressure; regulatory enactments and changes in the United States and other countries; changes in business strategy; successful integration of any newly acquired businesses; the impact of technological change; adverse economic or political events; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including its Registration Statements.

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CONTACT INFORMATION:

Lynne Butterworth, (media) Williams Communications       Patricia Kraft, (investors) Williams Communications
(918) 573-3692                                           (918) 573-0649
lynne.butterworth@williams.com                           patricia.kraft@williams.com